Exhibit 99.1(a)
Q4 2020 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Senior Director, Investor Relations
This is the Celanese Corporation fourth quarter 2020 earnings prepared comments. The Celanese Corporation fourth quarter 2020 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
Today, I am pleased to report 2020 adjusted earnings of $7.64 per share and free cash flow of $950 million. Our teams demonstrated agility and resilience across an exceptionally challenging year and their shared determination to strengthen Celanese continues to inspire me. Celanese is a stronger company today than it was prior to the global COVID-19 pandemic. I am particularly proud of our teams for ending 2020 by delivering year over year growth in the fourth quarter, with adjusted earnings of $2.09 per share and free cash flow of $181 million. We have entered 2021 with momentum.

Last year served as evidence of how our controllable actions can mitigate external challenges. Consider a few of the unprecedented hurdles of 2020:
•Our businesses faced year over year declines in volume and price across each of the first three quarters of 2020 due to COVID-19. Volume headwinds in the middle of the year reached nearly 30 percent for Engineered Materials (EM) and 15 percent for the Acetyl Chain.
•Despite fourth quarter recovery, 2020 average acetic acid pricing in China, a key barometer for the Acetyl Chain, was 14 percent and 49 percent lower than 2019 and 2018, respectively.
•Our EM affiliate earnings declined by $53 million versus the prior year.
I thank our teams for taking decisive actions to navigate a difficult 2020 and position us well for recovery. Let me share just a few highlights:
•We achieved $214 million in productivity, surpassing our $200 million target for 2020.
•We monetized our passive investment in Polyplastics for $1.6 billion in cash available to be redeployed to higher return opportunities.
•We signed a memorandum of understanding to restructure KEPCO as a manufacturing joint venture, which will provide our EM business with POM polymerization offtake in Asia.
•We acquired and fully integrated Elotex redispersible powders as a valuable extension of the Acetyl Chain.
•We accelerated key turnarounds, including the Frankfurt POM turnaround, to prepare for stronger demand in 2021.
•We delivered a comparable number of EM project wins in 2020 over last year, despite reduced customer development activity and challenges in engaging virtually with our customers.

•We proactively renegotiated favorable extensions of several key raw materials amid a broad deflationary backdrop.
•We borrowed and repaid $300 million in 2021 term loans, which provided excess liquidity across the middle of the year.
Across our history, these types of actions have lifted the foundational earnings profile of Celanese and allowed us to deliver long-term earnings growth despite variability in market dynamics from year to year. As evidence of this, the adjusted earnings per share and free cash flow we delivered in 2020 exceeded 2017. The sustainable lift in our earnings profile that our teams have achieved since 2017 was significant enough to offset the impact of a global pandemic on our businesses.
We have resiliently weathered what we expect is the worst of the global COVID-19 pandemic, and fundamental demand across most end markets has returned to pre-COVID levels based on everything we can see. While we closely monitor the current resurgence across the globe, we are not yet seeing any material impact on demand. I am pleased to share a series of updates that are reflective of our optimism on the demand recovery we have seen to date.
First, today we announced an increase in our common stock quarterly dividend of 10 percent. We decided to accelerate the typical timing of the increase to our quarterly dividend this year in light of anticipated earnings growth and the strength of our cash generation. We last increased our common stock quarterly dividend in April of 2019, and held it flat in 2020 as a precautionary measure during the height of the pandemic.
Second, we recently announced our 2021 virtual Investor Day to be held March 25. We are excited to share the strategic work we have completed over the last year to continue our long-term trajectory of double-digit earnings growth annually. With recovery now at pre-COVID demand levels, we expect to be able to provide a multi-year outlook for our businesses.

Third, I would like to provide an update on our global acetic acid reconfiguration. In early 2019, we announced a planned expansion of our Clear Lake acetic acid capacity from 1.3 to 2.0 million tons, which would be paired with an equivalent reduction in our Asia capacity. You will recall we announced an 18 month deferral of the project in April. During this time, our teams have made three critical accomplishments relating to this project and its return profile:
•Our procurement teams negotiated favorable and flexible long-term supply agreements for key raw materials in both Singapore and Nanjing giving us significant incremental sourcing options for acetic acid production.
•Our process technology experts identified additional efficiency opportunities for the new acetic acid unit at Clear Lake, including material reductions in catalyst usage.
•Our project teams discovered opportunities to reduce the expected capital cost of the Clear Lake expansion from approximately $400 million to closer to $350 million.
As a result of these changes, we have decided to resume the expansion in Clear Lake, which is scheduled for completion in the first half of 2023, and also maintain our acetic acid capacity at both Nanjing and Singapore. While preserving similar project returns and an average annual earnings benefit of nearly $100 million, primarily from productivity, this adjustment will provide several incremental benefits:
•We will maintain full global feedstock optionality including natural gas, oil, and coal.
•We will add meaningful flex capacity of acetic acid to support temporary periods of elevated industry demand as well as meet future global demand growth. We will continue to operate the global Acetyl Chain network to meet current industry demand levels.
•As the world's largest acetyls complex, Clear Lake will maintain unparalleled production optionality with two world scale units and flex capacity.

Fourth, I want to highlight our recent EM announcement on our intent to build a world-class liquid crystal polymer (LCP) facility in China. Our LCP products support device miniaturization and improved signal integrity, which are critical needs across a number of high-growth application trends including 5G, "Internet of Things", autonomous driving, and vehicle electrification. This announcement continues our efforts to localize our EM production network to enable us to be a more agile and responsive partner for our customers. Once complete in 2024, Celanese will be the only global producer of LCP with production in both Asia and the Western Hemisphere. We continue to evaluate opportunities to invest in high-growth end markets as well as localize our EM production, particularly in Asia.
We are encouraged that global business conditions have improved adequately that we are able to move forward with many of our strategic, high-return priorities such as these.
Now I will turn to our individual business results. The Acetyl Chain delivered 2020 adjusted EBIT of $568 million at a margin of 18 percent – exceptionally strong performance amid anemic industry dynamics across much of the year. In the middle of 2020, acetic acid pricing in China reached approximately $250 per ton on weak demand, pricing as low as we have seen in at least the last decade. Net sales for the year were $3.1 billion, down 7 percent year over year due to price declines of 8 percent. Our teams flexed our product chain optionality, particularly across the middle of the year, to push our production to derivatives. As a result, we were able to grow year over year volumes in some downstream products like VAM and ultimately deliver flat year over year volumes across the business. The last time the Acetyl Chain faced demand headwinds of this magnitude was in 2009 as a result of the financial crisis. As further evidence of the sustained lift in the Acetyl Chain, our teams delivered more than double the adjusted EBIT in 2020 as in 2009.
In the fourth quarter, the Acetyl Chain delivered $187 million in adjusted EBIT at a margin of 21 percent. With strong demand recovery combined with typical levels of year end supply outages, Chinese acetic acid pricing meaningfully surpassed $300 per ton starting in November and surpassed $600 per ton in

December. In anticipation of our own planned Clear Lake acetic acid turnaround, we proactively sourced approximately 100 kt of acetic acid and VAM from the market early in the fourth quarter. Through this we were able to reliably supply our customers amid a very tight market at year end. With momentum in acetic acid pricing and overall demand recovery, our teams successfully increased pricing across virtually all products and regions to deliver an overall pricing lift of 10 percent versus the prior quarter. Despite typical year end seasonality in emulsions, our teams grew sequential fourth quarter volume by 6 percent with volume growth in acetic acid, VAM, and EVA.
In the last two months of 2020 the industry simply struggled to meet somewhat unexpected demand recovery. Unplanned production outages in China were not meaningfully different from a typical fourth quarter. However, demand for acetic acid in China and the world rose sequentially in the fourth quarter even with the impacts of winter seasonality. Continued resilience in acetyls end markets such as agriculture, packaging, and pharma was coupled with strong rebounds in previously weakened markets including automotive. Most end markets also saw modest restocking in the fourth quarter, which is atypical timing, particularly following a period of steady destocking over the last two years. Despite colder weather, we also saw uncharacteristically robust demand in construction end markets driven by pent up demand and a ramp up of infrastructure projects, particularly in China. The combination of these factors ultimately tightened the market and was augmented by a degree of heightened buying among customers with lighter than normal inventory levels. Significantly higher input costs, particularly for catalysts, provided further support of acetyls pricing.
We expect these market dynamics will further stabilize over the next few months. Current acetic acid pricing in China has moderated some as buying patterns have somewhat normalized and the most impactful supply outages have been resolved. We expect secondary pricing impacts of the tightness in the fourth quarter to reach other markets such as India and Europe with a lag of one or two months. As a result, we expect the Acetyl Chain will deliver stronger first quarter adjusted EBIT at or above $225 million. Current conditions in China as well as these secondary pricing increases in other regions will be partially offset by the demand impact of Chinese New Year and continued flow through of higher raw material costs. By the end of the first quarter, we anticipate that late 2020 industry dynamics will have passed and the industry will return to normalized conditions, supportive of Acetyl Chain adjusted EBIT in the $170 to $200 million range across the middle quarters of 2021.
Engineered Materials delivered 2020 adjusted EBIT of $403 million at a margin of 19 percent. Net sales for the year were $2.1 billion on volume and price headwinds of 11 percent and 3 percent, respectively. The combination of these declines due to COVID-19 ultimately created an approximately $200 million headwind to our year over year earnings. I commend our teams for their solid performance and their work to mitigate demand headwinds in our base business, a $53 million decline in affiliate earnings, and significantly higher turnaround costs in 2020.
In the fourth quarter, Engineered Materials generated $82 million in adjusted EBIT, a decline from the third quarter due to the Frankfurt POM turnaround which cost approximately $30 million and lower affiliate earnings of $6 million. Overall pricing in the fourth quarter remained stable sequentially as pricing initiatives across the organization helped to offset negative regional mix typical at year end. The effort of our teams also allowed us to fully offset higher costs in the fourth quarter due to broad raw material and energy inflation as well as higher manufacturing costs as our plants returned to more normal operation levels. Strong recovery in automotive and electronics resulted in sequential volume expansion of 7 percent. Despite the turnaround at our Frankfurt POM facility, which lasted six weeks, our teams successfully met stronger than anticipated demand levels, particularly in automotive.
Broad demand recovery was seen across all regions in the fourth quarter. In Asia we delivered the highest volumes of the year and the strongest in our history in the fourth quarter led by strength in automotive and consumer applications. In the US and Europe, fourth quarter volumes slightly surpassed the same quarter of last year. Sequential improvement in all regions was led by automotive as OEMs ran at high rates to keep pace with demand that has rebounded during the second half of 2020. Our medical business exposed to elective procedures improved modestly in the fourth quarter, but remains below pre-COVID levels. Full recovery will likely take a few more quarters as healthcare resources are increasingly devoted to addressing the pandemic and those individuals needing knee and hip implant surgeries remain hesitant to move forward with these elective procedures.
Looking to the first quarter, we expect continued inflation across many key raw materials as well as energy and supply chain costs. We expect higher input costs will impact EM income more quickly than normal due to lower inventory levels following the Frankfurt POM turnaround. Continued strength in demand and traction with our recent pricing initiatives should allow us to largely offset that inflation in the first quarter. We expect Engineered Materials will deliver sequential growth of approximately $40 million in the first quarter for adjusted EBIT of approximately $120 million. At this stage, we expect first quarter affiliate performance consistent with the fourth quarter.
Though our affiliate performance continues to lag the EM base business, I would like to highlight the work of our teams in 2020 to enhance our joint venture positions. You will recall earlier this year the monetization of our passive investment in the Polyplastics joint venture for approximately $1.6 billion. This presents a tremendous opportunity to generate incremental value by redeploying that capital to higher return opportunities. Additionally, in the fourth quarter, we signed a memorandum of understanding to restructure our KEPCO joint venture in South Korea to convert that relationship into a manufacturing entity. Once closed, this restructure will provide EM with direct offtake of approximately 70 kt of low-cost POM polymerization in Asia. With our own POM polymerization capacity in the US and Europe, this will create an unmatched global network of POM production and further opportunities to localize the delivery of POM to customers across the globe. Taking a step back, the actions we have taken in 2020 significantly shift the balance of EM earnings to our base business where we can exercise the power of our project pipeline model.

Acetate Tow delivered resilient 2020 adjusted EBIT of $249 million in 2020 at a margin of 48 percent. The business recorded net sales of $519 million as volume and price declined by 14 percent and 4 percent, respectively. Affiliate earnings for the year grew by $14 million over 2019 and now represent more than half of Acetate Tow adjusted EBIT. We expect momentum in affiliate earnings and productivity in the base business will continue to keep the earnings profile of this business flat amid slowly declining secular demand.
In the fourth quarter, Acetate Tow delivered consistent sequential adjusted EBIT of $59 million as higher volume of 4 percent offset the impact of higher raw material costs due to the rise in acetic acid pricing. We expect Acetate Tow adjusted EBIT in the first quarter above $60 million on continued strength in affiliate performance.
Summing up our outlook for the first quarter of 2021, our order books look strong through February and are largely consistent with the fourth quarter. At this point, we expect a less significant impact on demand from Chinese New Year than in past years. We expect sequential pricing expansion in both the Acetyl Chain and Engineered Materials will largely offset rising raw material costs. Both businesses will also benefit from sequentially lower turnaround costs following the fourth quarter Frankfurt POM and Clear Lake acetic acid turnarounds. Factoring all of these dynamics we expect first quarter adjusted earnings of $2.50 to $2.75 per share.
Inclusive of current demand conditions and favorable recent Acetyl Chain dynamics, we expect to deliver 2021 adjusted earnings of between $9.50 and $10 per share. We continue to expect approximately $1.25 of our incremental adjusted earnings per share over 2020 to come from controllable factors including $0.25 from productivity, $0.50 from lower turnaround expense, and approximately $0.50 from 2020 and 2021 share repurchases. Where we finish the year within this guidance range will largely depend on Acetyl Chain industry dynamics as the year progresses and major raw material pricing.

As we look at 2021, we are optimistic about how we have entered the year. Much of the demand uncertainty we experienced across 2020 appears to have resolved at this stage. The reality is that COVID-19 remains a significant challenge to all of us and how we interact with one another. While we remain cautious and prepared for potential future setbacks, we have firmly positioned ourselves, by actions past and present, to deliver significant earnings growth and value creation in 2021.
Scott Richardson, Celanese Corporation, Chief Financial Officer
I would like to elaborate on the strength of our cash generation and capital allocation priorities given the updates that Lori shared.
With the strength of recovery, particularly in the Acetyl Chain dynamics, our teams did a remarkable job of converting incremental fourth quarter earnings to cash flow during the last few weeks of the year. As a result, we delivered 2020 free cash flow of $950 million, the third highest in our history despite the global pandemic. We are squarely focused on allocating that cash generation as well as our current cash reserves to high-return opportunities.
Dividends
Increasing our dividend in line with earnings growth remains our commitment. We were pleased to accelerate the timing of our 2021 dividend increase of 10 percent. Given the reduction in our sharecount over the last several years, we continue to fund our growing dividend with approximately $300 million in cash annually.
Organic Investment
Our capital expenditures totaled $364 million in 2020, somewhat lower than originally anticipated at the start of the year due to COVID-19. Looking to the future, we continue to prioritize organic opportunities to drive our value creation more significantly. Inclusive of Lori's updates on the acetic acid reconfiguration and LCP investment in China, we expect 2021 capital expenditures of $450 to $500 million.
Inorganic Investment
We remain both active and disciplined in looking at a wide range of M&A opportunities. Following our dividend commitment and organic opportunities, it remains our priority to deploy excess cash to high return M&A. While the appetite for M&A across the industry continues to improve, actionability remains relatively low. Despite this, we remain disciplined on the valuation of potential transactions to ensure adequate value creation for Celanese shareholders.
Share Repurchases
In the fourth quarter we completed $389 million in share repurchases, completing the approximately $500 million we guided to in conjunction with the close of the Polyplastics transaction. At this stage, we still anticipate completing $400 to $500 million in share repurchases in 2021. Given our cash performance and earnings trajectory, we will likely accelerate the timing of these share repurchases to the first half of 2021. At the middle of the year we intend to reassess conditions to determine second half cash deployment to M&A or potentially additional share repurchases.
You will recall that in October I provided an update on real-time cash balances, including short term investments, of approximately $1.7 billion. As an update, at this point in time our cash balances are approximately $1.3 billion, reflective of strong cash generation in the fourth quarter, share repurchases in the fourth quarter, and our payment of the European Commission settlement of approximately $100 million this month. By the middle of this year, we expect cash levels will be closer to $1.0 billion following 2021 share repurchases. Any potential execution of M&A in the first half would impact our balances further.

We expect our businesses will generate significant incremental operating cash flow on stronger earnings in 2021. At this stage, we anticipate 2021 free cash flow will exceed $700 million, reflective of higher capital expenditures of $100 to $150 million, the European Commission settlement of approximately $100 million, and an anticipated working capital outflow approaching $100 million on stronger demand and rising raw materials.
The effective US GAAP tax rate was 11 percent for 2020 compared to 13 percent for 2019. The lower effective tax rate for 2020 was due to tax benefits related to certain divestiture and reorganization transactions, partially offset by uncertain tax positions and valuation allowances on foreign tax credit carryforwards resulting from new treasury guidance issued in the fourth quarter. For 2021, we expect a likely effective tax rate for adjusted earnings of 13 percent with the possibility of that approaching 14 percent, depending on the mix of jurisdictional earnings.
I thank our teams for their efforts to deliver resilient performance throughout 2020 and for positioning us to continue on our path of long-term value creation.
This concludes our prepared comments. We look forward to discussing our fourth quarter results and addressing your questions.

Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.
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